Exhibit 10.24

SEPARATION AGREEMENT AND RELEASE

The parties to this Separation Agreement and Release (“Agreement”) are Northwest Pipe Company (the “Company”) and John D. Murakami (“Murakami”).

RECITALS

A. Murakami’s employment will terminate, effective January 14, 2008.

B. Murakami elects to receive severance pay and related benefits under this Agreement under the terms and conditions set forth below.

AGREEMENT

In consideration of the mutual promises contained herein, the parties agree as follows:

1. Employment Termination. Murakami’s employment with the Company is hereby terminated effective January 14, 2008 (the “Separation Date”).

2. Payment. Murakami has received all accrued wages owing through the last date of employment. As consideration for this Agreement, Murakami shall receive the following, provided he timely executes and does not revoke this Agreement:

2.1 Continuation of his base salary for 12 months, with payments to commence on the first regularly scheduled pay date following expiration of the revocation period set forth in Section 6. The parties acknowledge and agree that the salary continuation paid under this Section 2.1 is intended to fully compensate Murakami for one hundred twenty (120) hours of the consulting services he performs pursuant to Section 2.6 and his availability to provide additional consulting services pursuant to the consulting agreement.

2.2 Immediate vesting of all of his outstanding stock options on the Separation Date.

2.3 The sum of One Hundred Fifty Thousand Dollars and No Cents ($150,000) payable on the later of January 14, 2008, or expiration of the revocation period in Section 6.

2.4 The Company will pay the first 12 months’ premiums for continuation of Murakami’s health insurance coverage, provided Murakami is eligible for and properly elects such coverage under COBRA.

2.5 Three payments of Ten Thousand Dollars and No Cents ($10,000) payable over three months beginning the first month following expiration of the revocation period in Section 6, provided Murakami complies with his noncompete obligations under Sections 9 and 10.

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2.6 A one-year consulting agreement under which Murakami will receive $125 per hour; provided, however, that Consultant shall provide one hundred twenty (120) hours of consulting services to the Company under the consulting agreement at no charge.

The Company will withhold taxes on all amounts paid under this Section in accordance with all applicable local, state and federal laws.

3. Health Insurance. Murakami’s coverage under the Company’s health insurance plan ends on January 14, 2008. If eligible, Murakami may continue full health insurance benefits for himself and his immediate family as provided under federal COBRA regulations. Except as set forth in Section 2, Murakami is responsible for all payments under COBRA for continuation of health insurance benefits.

4. Employee Pension and Retirement Plans. Murakami shall be entitled to Murakami’s rights under the Company’s benefit plans as such plans, by their provisions, apply upon Murakami’s termination.

5. General Release. In consideration of the benefits provided in this Agreement, Murakami releases the Company, its directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns, from any and all liability, damages or causes of action, whets known or unknown, whether in tort, contract, or under state or federal statute. Murakami understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, reemployment, attorney fees or additional compensation in any form, and any claim, including but not limited to those arising under the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee Retirement Income Security Act of 1974 (ERISA), Executive Order 11246, as amended, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Murakami’s employment or association with the Company or the termination of that employment and association.

6. Release of Rights Under Older Workers’ Benefit Protection Act. In accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Murakami acknowledges that (a) he has been advised in writing to consult with an attorney prior to executing this Agreement; (b) he is aware of certain rights to which he may be entitled under the Act; (c) as consideration for executing this Agreement, Murakami has received additional benefits and compensation of value to which he would otherwise not be entitled, and (d) by signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement. Murakami acknowledges that he has been given a period of at least 21 days from January 14, 2008 to consider this offer. Murakami acknowledges in the event he has not executed this Agreement by February 11, 2008 the offer shall expire. Murakami further acknowledges that he has a period of seven days from the date of execution in which to revoke this Agreement by written notice to Brian Dunham, President and CEO. In the event Murakami does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day waiting period described above.

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7. Return of Company Property. Murakami agrees that on or before the effective date his termination, he will return to the Company all property belonging to the Company, including, but not limited to keys, credit cards, telephone calling card, files, records, computer access codes, computer hardware, computer programs, instruction manuals, business plans, and all other property and documents which Murakami prepared or received in connection with his employment with the Company, and delete all company information from his personal computers.

8. Confidentiality. Murakami acknowledges that in the course of his employment with the Company, he obtained Confidential Information, including proprietary, financial, employment, confidential and trade secret information which is not generally known to third parties. Murakami recognizes and affirms his obligations not to use or disclose such information to others, notwithstanding the termination of his employment.

9. Nonsolicitation. Murakami agrees that for a period of three months from the Separation Date he will not, without prior written consent of the Company, (a) solicit, directly or indirectly, business similar in nature to the business of the Company from any person or entity which then is or was an employee, customer, client or Prospect of the Company during the twelve (12) months prior to the Separation Date or otherwise induce any such person or entity, as the case may be, to leave the employment of the Company or cease or reduce their business relationship with the Company; (b) directly or indirectly hire or use the services of any then current employee of the Company or any person who has left the employ of the Company within the then previous six (6) months; or (c) aid others in doing anything described in either (a) or (b) of this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise.

For purposes of clause (a) of the preceding paragraph, the term “solicit” includes without limitation (i) responding to requests for proposals and invitations for bids (ii) initiating contacts with customers, clients, or Prospects of the Company for the purpose of advising them that Murakami has left the employment of the Company and is available for work which is competitive with the services offered by the Company, and (iii) participating in joint ventures or teaming agreements or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Agreement. The terms “client” and “customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “Prospect” means any person or entity to whom the Company has submitted a bid or proposal within the then immediately preceding six (6) months.

10. Noncompetition. Murakami agrees that for a period of three months from the Separation Date he will not directly or indirectly Compete (as defined below) with the Company anywhere the Company is doing or planning to do business, nor engage in any other activity which would conflict with the Company’s business. “Compete” means directly or indirectly: (a) have any financial interest in, (b) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with (except

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as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (c) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (d) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by the Company as of the Separation Date.

11. Disclosure of this Agreement. Murakami shall keep both the fact and terms of this Agreement secret and confidential, except that Murakami may disclose this Agreement as required by law, and (a) to his immediate family, (b) to his lawyers, tax accountants and other advisors in order to seek advice about its provisions, properly account for and report its effects, (c) to obtain enforcement of any of its provisions, provided anyone to whom Murakami is authorized to disclose this Agreement agrees to be bound by the terms of this Section, and (d) if and to the extent that the Agreement has been publicly disclosed by the Company.

12. Disparagement. Murakami will not make any malicious, disparaging or false remarks about the Company, its officers, directors or employees. Murakami further agrees to refrain from making any negative statements regarding the Company to any third parties or any statements which could be construed as having or causing a diminishing effect on the Company’s reputation, goodwill or business.

13. Consent to Injunction. Murakami agrees that his violation of Sections 8, 9, or 10 shall constitute a breach of this Agreement that will cause irreparable injury to the Company, and that monetary damages alone would not adequately compensate the Company for the harm suffered. Murakami agrees that the Company shall be entitled to injunctive relief to enjoin any breach or threatened breach of Sections 8, 9, or 10 in addition to any other available remedies.

14. No Admission of Liability. Murakami agrees that nothing in this Separation Agreement and Release, its contents, and any payments made under it, will be construed as an admission of liability on the part of the Company.

15. Governing Law, Forum and Attorney Fees. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Oregon, without regard to conflict of law principles. In the event of any suit, action, arbitration or other proceeding to interpret or enforce this Agreement, the prevailing party shall be entitled to its attorney fees, costs, and out-of-pocket expenses, at trial and on appeal. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of Oregon.

16. Successors and Assigns. This Agreement shall be binding upon Murakami’s heirs, executors, administrators and other legal representatives and may be assigned and enforced by the Company, its successors and assigns.

17. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, it shall be modified as necessary to render it valid and enforceable. If any provision of this Agreement or its application is held invalid and cannot be modified to render it valid and enforceable, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications.

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18. Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

19. Section Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

20. Entire Agreement. Except as otherwise provided in this Section, this Agreement and the Consulting Agreement constitute the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. Murakami remains bound by the terms of any and all prior Agreements with the Company pertaining to confidential information, noncompetition, nonsolicitation and assignment of inventions. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

This Agreement is not effective until it is signed by all parties.

JOHN D. MURAKAMI		NORTHWEST PIPE COMPANY

/s/ John D. Murakami	By:	/s/ Brian W. Dunham
Brian W. Dunham
President and Chief Executive Officer

Date: January 14, 2008	Date: January 14, 2008

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